Exhibit 99.1

AOL REPORTS Q2 EARNINGS

Global Advertising Revenue Continues its Trend of Year-Over-Year Growth

Combined AOL Properties Display & Third Party Network Revenue Grows 9% Year-Over-Year

Adjusted OIBDA Grows Year-Over-Year for the First Time in Over 4 Years

Total Revenue Decline the Lowest in 7 Years

Subscription Churn Rate the Lowest in Over a Decade

Search and Contextual Revenue Trends Improve Meaningfully Year-Over-Year

Reported EPS of $10.17 Compared to a Loss Per Share of $0.11 in Q2 2011

$400 Million Dutch Tender Offer the First Step in Returning Approx. $1.1 billion to Shareholders in 2012

Traffic on AOL Properties Grew 4% from Q1 2012 and 5% from Q4 2011

***

NEW YORK – July 25, 2012 – AOL Inc. (NYSE: AOL) released second quarter 2012 results today.

“Today’s results represent a significant milestone for AOL as we returned to Adjusted OIBDA growth for the first time in four years,” said Tim Armstrong, Chairman and CEO. “The strong results and consumer performance we announced today are clear signs our strategic and operating efforts are translating into significant financial progress.”

Summary Results

In millions (except per share amounts)

	Q2 2012	Q2 2011	Change
Revenue
Advertising	$337.8	$319.0	6%
Subscription	175.5	201.3	-13%
Other	17.8	21.9	-19%

Total revenues	$531.1	$542.2	-2%
Adjusted operating income before depreciation and amortization (OIBDA) (1)	$168.6	$76.6	120%
Restructuring costs	$(0.1)	$0.6	NM
Operating income (loss)	$1,059.2	$(5.8)	NM
Net income (loss) attributable to AOL Inc.	$970.8	$(11.8)	NM
Diluted EPS	$10.17	$(0.11)	NM
Cash provided by operating activities	$167.2	$109.9	52%
Free Cash Flow (1)	$136.8	$77.2	77%

(1)	See Page 9 for a reconciliation of Adjusted OIBDA and Free Cash Flow to the GAAP financial measures the Company considers most comparable.

KEY QUARTERLY TRENDS

Revenue Trends:

•	AOL’s total revenue declined 2%, its lowest rate of decline in 7 years.

•	Global Advertising revenue grew 6%, its fifth consecutive quarter of year-over-year growth, reflecting:

•

2% year-over-year global display revenue growth, compared to a 1% and 5% decline on a reported and pro-forma basis, respectively in Q1 (pro-forma includes revenue from The Huffington Post in both periods).

•	9% year-over-year growth in combined AOL Properties Display and Third Party Network revenue, which totaled $251.3 million for the quarter.

•	19% growth in Third Party Network revenue, its fifth consecutive quarter of year-over-year growth.

•	The lowest rate of search and contextual revenue decline in over three years of 1%, driven primarily by continued double digit growth in search revenue on AOL.com.

•

Subscription revenue trends continued to improve meaningfully with a 12% decline in subscribers the lowest rate of decline in five years, while monthly average churn of 1.7% was the lowest rate of churn in over a decade.

Profitability Trends:

•	AOL grew Adjusted OIBDA 120% year-over-year, the first quarter of year-over-year growth in over 4 years.

•

AOL’s operating income and Adjusted OIBDA was positively impacted by $96.0 million related to income from licensing patents to Microsoft Corporation, and negatively impacted by $8.8 million of costs related to the proxy contest, $7.6 million of expenses associated with settling a state tax matter in Virginia and $5.6 million of costs related to the patent sale. Excluding those items, the remaining Q2 2012 Adjusted OIBDA of $94.6 million reflects an increase of $18 million year-over-year.

•	Operating income was also positively impacted by the $945.8 million gain on sale of patents (net of transaction costs) in Q2.

Product/Consumer Trends:

•	AOL continued to make progress in key internet growth areas:

•	Video: AOL grew its videos, video views and video revenue at double-digit rates both year-over-year and quarter-over-quarter and video ad impressions grew at triple-digits year-over-year in Q2 2012.

•	Brand Advertising: The number of advertisers purchasing Project Devil ads grew at triple digits year-over-year in Q2 2012 and over 50% of Project Devil advertisers in Q1 2012 repurchased in Q2 2012.

•	Local: Patch grew traffic and engagement at double digit rates year-over-year and quarter-over-quarter, while revenue grew over 100% year-over-year in Q2 2012.

•	Traffic: Unique visitors in Q2 2012 were 112 million, growing 4% from Q1 2012 and 5% from Q4 2011.

Asset, Cash & Cash Flow Trends:

•	On June 15th, AOL closed its $1.056 billion patent transaction with Microsoft Corporation.

•

On June 28th, AOL announced the first step in a multi-stage approach in returning 100% of the patent transaction proceeds to shareholders through a $400 million Dutch Tender offer. The tender offer expires at 5 pm New York time on August 2nd unless extended or terminated earlier.

•

AOL had approximately $1.5 billion of cash at June 30, 2012. Q2 cash provided by operating activities and Free Cash Flow were $167.2 million and $136.8 million, up 52% and 77% year-over-year, respectively, benefiting primarily from the growth in operating income, driven primarily by the income from licensing of certain patents to Microsoft Corporation.

DISCUSSION OF RESULTS

Revenue

Global advertising revenue grew 6% year-over-year in Q2 2012, reflecting double-digit growth in Third Party Network revenue and growth in international display revenue, partially offset by declines in search and contextual revenue.

Global display revenue grew 2% year-over-year reflecting continued double-digit growth in international display advertising. Domestic display advertising revenue was flat year-over-year, versus a 1% and 5% decline on a reported and pro-forma basis, respectively in Q1 (pro-forma includes revenue from The Huffington Post in both periods). Domestic display revenue reflects growth in reserved inventory pricing and Patch revenue, partially offset by a decline in reserved impressions sold. International display revenue growth reflects continued growth in both the U.K. and Canada.

Third Party Network revenue increased $17.8 million, reflecting 11% growth in Advertising.com and $7.5 million related to the inclusion of Ad.com Japan. AOL began consolidating the joint venture in Q1 as a result of acquiring a controlling interest in the joint venture. Advertising.com growth reflects an increase in publishers on the network and increased sales of higher margin premium packages and products.

Search and contextual revenue trends continued to improve year-over-year with a 1% decline representing the lowest rate of decline in over 3 years. Search and contextual revenue declines primarily reflect a 12% decline in domestic AOL-brand access subscribers and fewer queries from cobranded portals and international markets, largely offset by continued growth in search revenue on AOL.com.

Subscription revenue declines reflect a 12% decline in domestic AOL-brand access subscribers. The decline in subscription revenue was the lowest level of decline in over 5 years with the trend improvements reflecting continued improvements in churn and 2% growth in average revenue per user (ARPU). Monthly average churn fell from 2.2% in Q2 2011 to 1.7% in Q2 2012, driven primarily by significant subscriber retention efforts and by the continued maturation of the tenured base. ARPU growth reflects the impact of the price rationalization program AOL began in late Q3 2011, which significantly reduced the number of price points and more clearly defined and enhanced the value of our product offerings for consumers.

Other revenue declines primarily reflect lower mobile carrier revenues. Revenue from mobile carriers represented 28% of total “Other revenue” in Q2 2011 and 18% in Q2 2012.

Profitability

AOL’s Adjusted OIBDA grew meaningfully year-over-year primarily reflecting $96.0 million related to income from licensing patents to Microsoft, growth in advertising revenue, lower general and administrative expenses and lower costs of revenues. Adjusted OIBDA was negatively impacted by $8.8 million of costs related to the proxy contest, $7.6 million of expenses associated with settling a state tax matter in Virginia and $5.6 million of costs related to the patent sale. Excluding the positive impact of the licensing income and the negative impacts of the proxy contest, tax settlement and patent transaction expenses, the remaining Adjusted OIBDA of $94.6 million was $18 million higher than Q2 2011. General and administrative expenses declined year-over-year reflecting a decline in personnel costs including reduced corporate headcount and a reduction in marketing costs. Costs of revenues continued to decline in Q2 2012, driven by lower network related expenses, personnel costs and reduced content costs related primarily to AOL’s reduced reliance on freelancers. Cost of revenues declines were partially offset by $8.1 million of increased TAC, as a result of continued growth in third party network advertising revenue. In addition to the above, operating and net income year-over-year growth primarily reflects the gain on the sale of a portion of our patent portfolio to Microsoft (net of transaction costs) and a $24.1 million reduction in depreciation and amortization in Q2 2012 versus Q2 2011. The year-over-year decline in depreciation and amortization primarily reflects a decline of $17.3 million related to certain intangible assets being fully amortized and the decommissioning of certain network equipment.

Tax

AOL had pre-tax income from operations of $1,058.1 million and a related income tax expense of $87.5 million, resulting in an effective tax rate of 8.3% for the three months ended June 30, 2012, as compared to a negative effective tax rate of 57.3% for the three months ended June 30, 2011. The effective tax rate for the three months ended June 30, 2012 differed substantially from the statutory U.S. federal income tax rate of 35.0% primarily due to the tax impact of the patent transaction with Microsoft. The patent transaction consisted of two elements: first, the sale of patents and the stock of a subsidiary, and second, the licensing of AOL’s retained patent portfolio, resulting in pre-tax income of $1,041.8 million. No material cash taxes will be paid, due to existing net operating losses which offset substantially all of the ordinary income. However, for book purposes, this transaction resulted in income tax expense of $71.5 million. The tax expense relates primarily to ordinary income realized on the transaction, the majority of which is due to the licensing portion. In addition, the transaction created a significant net capital loss, for which a valuation allowance was recorded. In addition to the impacts of the patent transaction on income tax expense, AOL also had foreign losses that did not produce a tax benefit.

Cash Flow

Q2 2012 cash provided by operating activities was $167.2 million, while Free Cash Flow was $136.8 million. Cash provided by operating activities and Free Cash Flow growth reflects the growth in operating income driven primarily by patent license income.

Modified Dutch Tender Offer

On June 28, 2012, AOL announced the first step in the multi-stage process of returning 100% of the patent transaction proceeds to shareholders through a $400 million modified Dutch auction tender offer. The $400 million aggregate purchase price of shares of common stock sought in the tender offer includes the approximately $40 million remaining from the initial $250 million stock repurchase authorized in August of 2011. The tender offer began on the date of the announcement, June 28, 2012, and will expire at 5:00 PM Eastern Time (ET) on August 2, 2012 unless extended or terminated earlier. Through the modified Dutch tender offer, AOL’s shareholders will have the opportunity to tender some or all of their shares at a price within the range of $27.00 to $30.00 per share. If the tender offer is fully subscribed, then shares of common stock having an aggregate purchase price of $400 million will be purchased, representing approximately 14% to 16% of AOL’s issued and outstanding shares as of June 14, 2012 (depending on the final purchase price).

OPERATING METRICS

	Q2 2012	Q2 2011	Y/Y Change	Q1 2012	Q/Q Change
Subscriber Information
Domestic AOL-brand access subscribers (in thousands) (1)	3,031	3,433	-12%	3,115	-3%
Domestic average monthly subscription revenue per AOL-brand access subscriber (ARPU) (1)	$17.92	$17.53	2%	$17.88	0%
Domestic AOL-brand access subscriber monthly average churn (2)	1.7%	2.2%	23%	2.0%	15%

Unique Visitors (in millions) (3)
Domestic average monthly unique visitors to AOL Properties	112	113	-1%	108	4%
Domestic average monthly unique visitors to AOL Advertising Network	186	183	2%	186	0%

(1)

Domestic AOL-brand access subscribers include subscribers participating in introductory free-trial periods and subscribers that are paying no monthly fees or reduced monthly fees through member service and retention programs. Individuals who have registered for our free offerings, including subscribers who have migrated from paid subscription plans, are not included in the AOL-brand access subscriber numbers presented above. The average monthly subscription revenue per subscriber is calculated as average monthly subscription revenue divided by the average monthly subscribers for the applicable period.

(2)

Churn represents the percentage of subscribers that terminate or cancel our services, factoring in new and reactivated subscribers. Monthly average churn is calculated as the monthly average number of terminations plus cancellations divided by the initial subscriber base plus any new registrations and reactivations for the applicable period.

(3)	See “Unique Visitor Metrics” on page 10 of this press release.

Webcast and Conference Call Information

AOL Inc. will host a conference call to discuss second quarter 2012 financial results on Wednesday, July 25, 2012, at 8:00 am ET. To access the call, parties in the United States and Canada should call toll-free (866) 700-0161 and other international parties should call (617) 213-8832. Additionally, a live webcast of the conference call, together with supplemental financial information, can be accessed through the Company’s Investor Relations website at http://ir.aol.com. In addition, an archive of the webcast can be accessed through the link above for one year following the conference call, and an audio replay of the call will be available for two weeks following the conference call by calling (888) 286-8010 and other international parties should call (617) 801-6888. The access code for the replay is 42487690.

FINANCIAL STATEMENTS

AOL Inc.

Consolidated Statements of Comprehensive Income

(Unaudited; in millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenues:
Advertising	$337.8	$319.0	$667.9	$632.7
Subscription	175.5	201.3	357.6	416.7
Other	17.8	21.9	35.0	44.2

Total revenues	531.1	542.2	1,060.5	1,093.6
Costs of revenues	396.2	403.4	780.8	792.3
General and administrative	107.8	117.3	204.0	238.0
Amortization of intangible assets	9.8	26.7	19.6	50.9
Restructuring costs	(0.1)	0.6	7.3	28.4
Income from licensing of intellectual property	(96.0)	—	(96.0)	—
(Gain) loss on disposal of assets, net	(945.8)	—	(945.8)	1.6

Operating income (loss)	1,059.2	(5.8)	1,090.6	(17.6)
Other income (loss), net	(1.1)	(1.7)	7.3	(1.1)

Income (loss) from operations before income taxes	1,058.1	(7.5)	1,097.9	(18.7)
Income tax provision (benefit)	87.5	4.3	106.3	(11.6)

Net income (loss)	$970.6	$(11.8)	$991.6	$(7.1)
Net (income) loss attributable to noncontrolling interests	0.2	—	0.3	—

Net income (loss) attributable to AOL Inc.	$970.8	$(11.8)	$991.9	$(7.1)

Per share information attributable to AOL Inc. common stockholders:

Basic net income (loss) per common share	$10.37	$(0.11)	$10.55	$(0.07)

Diluted net income (loss) per common share	$10.17	$(0.11)	$10.42	$(0.07)

Shares used in computing basic income (loss) per common share	93.6	107.0	94.0	106.9

Shares used in computing diluted income (loss) per common share	95.5	107.0	95.2	106.9

Comprehensive income (loss) attributable to AOL Inc.:
Comprehensive income (loss)	$957.3	$(4.3)	$977.4	$7.7
Comprehensive (income) loss attributable to noncontrolling interests	(0.3)	—	0.5	—

Comprehensive income (loss) attributable to AOL Inc.	$957.0	$(4.3)	$977.9	$7.7

Depreciation expense by function:
Costs of revenues	$32.4	$36.0	$64.5	$74.6
General and administrative	2.8	6.4	6.8	12.2

Total depreciation expense	$35.2	$42.4	$71.3	$86.8

Equity-based compensation by function:
Costs of revenues	$4.6	$4.5	$8.6	$7.9
General and administrative	4.0	6.5	8.6	13.5

Total equity-based compensation	$8.6	$11.0	$17.2	$21.4

Retention compensation expense related to acquired companies by function: (1)
Costs of revenues	$2.5	$10.3	$7.2	$18.1
General and administrative	—	0.3	—	0.9

Total retention compensation expense related to acquired companies	$2.5	$10.6	$7.2	$19.0

Traffic Acquisition Costs (included in costs of revenues)	$82.4	$74.3	$163.2	$145.7

(1)

These amounts relate to incentive cash compensation arrangements with employees of acquired companies made at the time of acquisition. Incentive compensation amounts are recorded as retention compensation expense over the future service period of the employees of the acquired companies.

AOL Inc.

Consolidated Balance Sheets

(In millions, except per share amounts)

	June 30, 2012	December 31, 2011
	(unaudited)
Assets

Current assets:
Cash and equivalents	$1,468.5	$407.5
Accounts receivable, net of allowances of $7.9 and $8.3, respectively	296.8	311.5
Prepaid expenses and other current assets	31.0	36.9
Deferred income taxes	40.5	53.7

Total current assets	1,836.8	809.6
Property and equipment, net	490.4	505.2
Goodwill	1,067.4	1,064.0
Intangible assets, net	133.7	135.2
Long-term deferred income taxes	184.4	259.2
Other long-term assets	63.0	51.8

Total assets	$3,775.7	$2,825.0

Liabilities and Equity
Current liabilities:
Accounts payable	$73.6	$74.9
Accrued compensation and benefits	95.3	152.8
Accrued expenses and other current liabilities	182.5	171.6
Deferred revenue	68.4	70.9
Current portion of obligations under capital leases	45.8	44.6

Total current liabilities	465.6	514.8
Long-term portion of obligations under capital leases	62.6	66.2
Long-term deferred income taxes	7.5	3.5
Other long-term liabilities	78.4	67.9

Total liabilities	614.1	652.4

Redeemable noncontrolling interest	14.2	—

Equity:
Common stock, $0.01 par value, 108.7 million shares issued and 93.9 million shares outstanding as of June 30, 2012 and 107.0 million shares issued and 94.3 million shares outstanding as of December 31, 2011	1.1	1.1
Additional paid-in capital	3,455.3	3,422.4
Accumulated other comprehensive income (loss), net	(301.5)	(287.5)
Retained earnings (accumulated deficit)	202.1	(789.8)
Treasury stock, at cost, 14.8 million shares at June 30, 2012 and 12.7 million shares at December 31, 2011	(209.4)	(173.6)

Total stockholders’ equity	3,147.6	2,172.6
Noncontrolling interest	(0.2)	—

Total equity	3,147.4	2,172.6

Total liabilities, redeemable noncontrolling interest and equity	$3,775.7	$2,825.0

AOL Inc.

Consolidated Statements of Cash Flows

(Unaudited; in millions)

	Six Months Ended June 30,
	2012	2011

Operating Activities

Net income (loss)	$991.6	$(7.1)
Adjustments for non-cash and non-operating items:
Depreciation and amortization	90.9	137.7
Asset impairments and write-offs	2.8	4.2
(Gain) loss on step acquisition and disposition of assets, net	(956.6)	2.7
Equity-based compensation	17.2	21.4
Deferred income taxes	85.6	(14.2)
Other non-cash adjustments	(3.2)	4.8
Changes in operating assets and liabilities, net of acquisitions	(41.2)	(35.6)

Cash provided by operating activities	187.1	113.9

Investing Activities

Investments and acquisitions, net of cash acquired	1.1	(372.2)
Proceeds from disposal of assets, net	960.5	1.3
Capital expenditures and product development costs	(31.7)	(53.9)

Cash provided (used) by investing activities	929.9	(424.8)

Financing Activities

Repurchase of common stock	(35.8)	—
Principal payments on capital leases	(28.1)	(24.3)
Tax withholdings related to net share settlements of restricted stock units	(6.1)	(0.2)
Decrease (increase) in cash collateral securing letters of credit	0.2	(12.7)
Proceeds from exercise of stock options	16.6	0.1

Cash used by financing activities	(53.2)	(37.1)

Effect of exchange rate changes on cash and equivalents	(2.8)	4.9
Increase (decrease) in cash and equivalents	1,061.0	(343.1)
Cash and equivalents at beginning of period	407.5	801.8

Cash and equivalents at end of period	$1,468.5	$458.7

SUPPLEMENTAL INFORMATION – UNAUDITED

Items impacting comparability: The following table represents certain items that impacted the comparability of net income attributable to AOL Inc. for the three and six months ended June 30, 2012 and 2011 (In millions, except per share amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Restructuring costs	$0.1	$(0.6)	$(7.3)	$(28.4)
Equity-based compensation expense	(8.6)	(11.0)	(17.2)	(21.4)
Retention compensation expense related to acquired companies (1)	(2.5)	(10.6)	(7.2)	(19.0)
Costs related to proxy contest	(8.8)	—	(10.6)	—
Costs related to patent sale	(5.6)	—	(6.4)	—
Acquisition-related costs	—	(0.5)	(0.1)	(9.5)
Gain on consolidation of Ad.com Japan (2)	—	—	10.8	—
Income from licensing of intellectual property	96.0	—	96.0	—
Gain on sale of patents	945.8	—	945.8	—
Settlement of tax matters	(7.6)	—	(9.6)

Pre-tax impact	1,008.8	(22.7)	994.2	(78.3)

Income tax impact (3)	(59.1)	6.4	(50.1)	26.1

After-tax impact	949.7	(16.3)	944.1	(52.2)
Income tax benefit related to worthless stock deduction	—	—	—	7.1

After-tax impact of items impacting comparability of net income	$949.7	$(16.3)	$944.1	$(45.1)

Impact per basic common share	$10.15	$(0.15)	$10.04	$(0.42)

Impact per diluted common share	$9.94	$(0.15)	$9.92	$(0.42)

Effective tax rate (4)	39.5%	39.0%	39.5%	39.0%

(1)	These amounts relate to incentive cash compensation arrangements with employees of acquired companies made at the time of acquisition. Incentive compensation amounts are recorded as retention compensation expense over the future service period of the employees of the acquired companies. For tax purposes, a portion of these costs are treated as additional basis in the acquired entity and are not deductible until disposition of the acquired entity.
(2)	During the three months ended March 31, 2012, AOL purchased additional interest in a joint venture, Ad.com Japan and gained control of the board and day-to-day operations of the joint venture. As a result, beginning in February 2012, AOL consolidated the results of Ad.com Japan and upon closing of the transaction, AOL recorded a noncash gain of approximately $10.8 million related to our pre-existing investment in Ad.com Japan.
(3)	The income tax impact for the gain on consolidation of Ad.com Japan, licensing of intellectual property and gain on sale of patents is calculated by using the actual tax expense for the transactions. The income tax impact for all remaining items is calculated by applying the normalized effective tax rate to deductible items. Items that are not deductible include a portion of the retention compensation expense, discussed above.
(4)	For the three and six months ended June 30, 2012, the effective tax rate was calculated based on AOL’s 2012 projected normalized annual effective tax rate. The effective tax rate for the three and six months ended June 30, 2011 was calculated based upon AOL’s 2011 normalized annual effective tax rate.

AOL Inc.

Reconciliation of Adjusted OIBDA to Operating Income (Loss) and Free Cash Flow to Cash Provided by Operating Activities

(Unaudited; in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Operating income (loss)	$1,059.2	$(5.8)	$1,090.6	$(17.6)

Add: Depreciation	35.2	42.4	71.3	86.8

Add: Amortization of intangible assets	9.8	26.7	19.6	50.9

Add: Restructuring costs	(0.1)	0.6	7.3	28.4

Add: Equity-based compensation	8.6	11.0	17.2	21.4

Add: Asset impairments and write-offs	1.9	2.7	2.8	4.2

Add: Losses/(gains) on disposal of assets, net	(946.0)	(1.0)	(946.4)	1.6

Adjusted OIBDA	$168.6	$76.6	$262.4	$175.7

Cash provided by operating activities	$167.2	$109.9	$187.1	$113.9

Less: Capital expenditures and product development costs	16.7	19.7	31.7	53.9

Less: Principal payments on capital leases	13.7	13.0	28.1	24.3

Free Cash Flow	$136.8	$77.2	$127.3	$35.7

Note Regarding Non-GAAP Financial Measures

This press release and its attachments include the financial measures Adjusted OIBDA and Free Cash Flow, both of which are defined as non-GAAP financial measures by the Securities and Exchange Commission (SEC). These measures may be different than similarly-titled non-GAAP financial measures used by other companies. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles (GAAP). Explanations of our non-GAAP financial measures are as follows:

Adjusted OIBDA. We define Adjusted OIBDA as operating income before depreciation and amortization excluding the impact of restructuring costs, noncash equity-based compensation, gains and losses on all disposals of assets (including those recorded in costs of revenues) and noncash asset impairments and write-offs. We consider Adjusted OIBDA to be a useful metric for management and investors to evaluate and compare the ongoing operating performance of our business on a consistent basis across reporting periods, as it eliminates the effect of noncash items such as depreciation of tangible assets, amortization of intangible assets that were primarily recognized in business combinations, asset impairments and write-offs, as well as the effect of restructurings and gains and losses on asset sales, which we do not believe are indicative of our core operating performance. We exclude the impacts of equity-based compensation to allow us to be more closely aligned with the industry and analyst community. A limitation of this measure, however, is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in our business or the current or future expected cash expenditures for restructuring costs. The Adjusted OIBDA measure also does not include equity-based compensation, which is and will remain a key element of our overall long-term compensation package. Moreover, the Adjusted OIBDA measures do not reflect gains and losses on asset sales or impairment charges and write-offs related to goodwill, intangible assets and fixed assets which impact our operating performance. We evaluate the investments in such tangible and intangible assets through other financial measures, such as capital expenditure budgets, investment spending levels and return on capital.

Free Cash Flow. We define Free Cash Flow as cash provided by operating activities, less capital expenditures and product development costs and principal payments on capital leases. We consider Free Cash Flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the continuing business that, after capital expenditures and product development costs and principal payments on capital leases, can be used for strategic opportunities, including investing in our business, making strategic acquisitions, and strengthening the balance sheet. Analysis of Free Cash Flow also facilitates management’s comparisons of our operating results to competitors’ operating results. A limitation on the use of this metric is that Free Cash Flow does not represent the total increase or decrease in cash for the period because it excludes certain non-operating cash flows.

Unique Visitor Metrics

We utilize unique visitor numbers to evaluate the performance of AOL Properties. In addition, we utilize unique visitor numbers to evaluate the reach of our total advertising network, which includes both AOL Properties and the Third Party Network. Unique visitor numbers provide an indication of our consumer reach. Although our consumer reach does not correlate directly to advertising revenue, we believe that our ability to broadly reach diverse demographic and geographic audiences is attractive to brand advertisers seeking to promote their brands to a variety of consumers without having to partner with multiple content providers. The source for our unique visitor information is a third party (comScore Media Metrix, or “Media Metrix”). While we are familiar with the general methodologies and processes that Media Metrix uses in estimating unique visitors, we have not performed independent testing or validation of Media Metrix’s data collection systems or proprietary statistical models, and therefore we can provide no assurance as to the accuracy of the information that Media Metrix provides.

Cautionary Statement Concerning Forward-Looking Statements

This press release and our conference call at 8:00 a.m. Eastern Time today may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding business strategies, market potential, future financial and operational performance and other matters. Words such as “anticipates,” “estimates,” “expects,” “projects,” “forecasts,” “intends,” “plans,” “will,” “believes” and words and terms of similar substance used in connection with any discussion of future operating or financial performance identify forward-looking statements. These forward-looking statements are based on management’s current expectations and beliefs about future events. As with any projection or forecast, they are inherently susceptible to uncertainty and changes in circumstances. Except as required by law, we are under no obligation to, and expressly disclaim any obligation to, update or alter any forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise. Various factors could adversely affect our operations, business or financial results in the future and cause our actual results to differ materially from those contained in the forward-looking statements, including those factors discussed in detail in the “Risk Factors” section contained in our Annual Report on Form 10-K for the year ended December 31, 2011 (the “Annual Report”), filed with the Securities and Exchange Commission. In addition, we operate a web services company in a highly competitive, rapidly changing and consumer- and technology-driven industry. This industry is affected by government regulation, economic, strategic, political and social conditions, consumer response to new and existing products and services, technological developments and, particularly in view of new technologies, the continued ability to protect intellectual property rights. Our actual results could differ materially from management’s expectations because of changes in such factors. Achieving our business and financial objectives, including growth in operations and maintenance of a strong balance sheet and liquidity position, could be adversely affected by the factors discussed or referenced under the “Risk Factors” section contained in the Annual Report as well as, among other things: 1) changes in our plans, strategies and intentions; 2) continual decline in market valuations associated with our cash flows and revenues; 3) the impact of significant acquisitions, dispositions and other similar transactions; 4) our ability to attract and retain key employees; 5) any negative unintended consequences of cost reductions, restructuring actions or similar efforts, including with respect to any associated savings, charges or other amounts; 6) market adoption of new products and services; 7) the failure to meet earnings expectations; 8) asset impairments; 9) decreased liquidity in the capital markets; 10) our ability to access the capital markets for debt securities or bank financings; and 11) the impact of “cyber-warfare” or terrorist acts and hostilities.

About AOL

AOL Inc. (NYSE: AOL) is a brand company, committed to continuously innovating, growing, and investing in brands and experiences that inform, entertain, and connect the world. The home of a world-class collection of premium brands, AOL creates original content that engages audiences on a local and global scale. We help marketers connect with these audiences through effective and engaging digital advertising solutions.

From time to time, we post information about AOL on our investor relations website (http://ir.aol.com) and our official corporate blog (http://blog.aol.com).

Contacts:

AOL Investor Relations

Eoin Ryan

212-206-5025

Eoin.Ryan@teamaol.com

AOL Marketing & Corporate Communications

Caroline Campbell

917-606-4772

Caroline.Campbell@teamaol.com

AOL Inc.

770 Broadway, New York, NY, 10003

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